June 28, 2017

Multi-Strategy Growth & Income Fund

80 Arkay Drive

Hauppauge, NY 11788

Re:	Multi-Strategy Growth & Income Fund

File Nos. 333-189008 and 811-22572

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Amendment No. 1 under the Investment Company Act of 1940 (the “1940 Act”) to the Registration Statement of Multi-Strategy Growth & Income Fund. We hereby give you our consent to incorporate by reference the Legal Opinion into Amendment No. 11 under the 1940 Act (Post-Effective No. 5 under the Securities Act of 1933) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP